KPMG LLP
Aon Center Suite 5500
200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2024, with respect to the financial statements and financial highlights of JNL/Western Asset Global Multi-Sector Bond Fund and JNL/Neuberger Berman Strategic Income Fund, both funds within the JNL Series Trust, as of December 31, 2023 incorporated herein by reference, and to the reference to our firm under the heading “Financial Highlights” in the Joint Proxy Statement/ Prospectus filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois
December 17, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.